Media Relations:    Linda McDougall
                    816-932-7542

Investor Relations: Brian Schell
                    816-932-7561


                   H&R BLOCK WITHDRAWS COMPUSERVE SPIN-OFF VOTE
                         FROM ANNUAL SHAREHOLDER MEETING


FOR RELEASE WEDNESDAY, AUGUST 28, 1996

KANSAS CITY, Mo -- H&R Block, Inc. (NYSE:HRB) today announced that its Board of Directors has decided not to present to shareholders at its September 11 annual meeting the proposed spin-off of CompuServe Corporation (NASDAQ: CSRV). The decision not to pursue the CompuServe spin-off at this time was based, in part,on CompuServe's reported first quarter and projected second quarter losses,market uncertainties regarding the online industry, and the September introduction of new interfaces for the CompuServe Information Service and WOW!.

On August 20, CompuServe announced it expected a second quarter loss of approximately $.10 to $.15 per share due, in part, to incremental costs associated with the upcoming introduction of CompuServe 3.0 and the release of a new WOW! interface. At the same time, CompuServe reported a first quarter loss of $17.1 million, or $.19 per share, plus nonrecurring charges of $17.7 million pretax ($12.5 million after tax), or $1.3 per share.

"The Board continues to believe that a separation of CompuServe is in the best interests of H&R Block shareholders and will continue to consider the matter," said Frank L. Salizzoni, H&R Block's interim president and chief executive officer.

H&R Block's annual meeting will take place in Kansas City as scheduled.
The proposal to approve the distribution of H&R Block's remaining
CompuServe shares by means of a pro rata dividend to all Block shareholders will not be brought before the meeting. However, the other matters outlined in the proxy statement will be considered at the meeting.

Shareholders who have already submitted a proxy for the annual meeting need not submit an additional proxy card unless they desire to change their votes. Shareholders of record who have not returned a proxy and require a replacement proxy, or would like to change their vote through submission of a new proxy, should call Corporate Investor Communications at 1-800-459-8571 to request anew proxy. A shareholder holding stock through a broker or other nominee should contact the broker or other nominee for instructions on how to vote or change a vote.

CompuServe's anticipated second-quarter loss is a forward-looking statement subject to risks and uncertainties which could alter the results materially. Such risks, for example, include the successful release of new interfaces for CompuServe Information Service and WOW!, the impact of subscriber acquisition and retention programs, and competition from other online services and the Internet.

Founded in 1955, H&R Block, Inc is a diversified company offering tax, financial and information services. H&R Block is the country's largest tax preparation firm, servicing 17.4 million taxpayers in nearly 9,700 offices in the United States, Canada, Australia and 15 other countries and territories in 1996. In the United States, H&R Block Tax Services, Inc. handled approximately one in every seven returns filed with the Internal Revenue Service this past tax season. Block Financial Corporation, started in 1993, develops and provides technology-driven financial services. CompuServe is a leader in providing online/Internet, business network and intranet access services. Through CompuServe, its Pacific Rim licensee and its affiliates around the world, more than 5 million home and business users in more than 185 countries can access the Internet as well as online information, education and entertainment services and products. Quarterly results and other information regarding H&R Block are available on the company's Web page at www.hrblock.com.

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